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                                                                 Exhibit (g)(4)

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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                                                 :
F. RICHARD MANSON, on behalf of himself and      :
all others similarly situated,                   :   Civil Action No. 16823
                                                 :
                                                 :
                               Plaintiff,        :
                                                 :
         v.                                      :
                                                 :   CLASS ACTION COMPLAINT
BRYLANE INC., PETER J. CANZONE, SERGE            :
WEINBERG, JUDITH E. CAMPBELL, HARTMUT            :
KRAMER, JOHANNES LONING, ANTOINE METZGER,        :
RICHARD SIMONIN, PETER M. STARRETT and           :
PINAULT-PRINTEMPS-REDOUTE SA,                    :
                                                 :
                               Defendants.       :
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         Plaintiff, by his attorneys, alleges upon information and belief except with respect to his ownership of Brylane Inc. ("Brylane" or the "Company") common stock, and his suitability to serve as a class representative, which is alleged upon personal knowledge, as follows:

                                     PARTIES

         1. Plaintiff is the owner of shares of defendant Brylane.

         2. Defendant Brylane Inc. is a Delaware corporation with executive offices at 463 Seventh Avenue, New York, New York 10018. Brylane operates a specialty catalogue retail business. As of June 5, 1998, Brylane had approximately 18,408,650 shares of common stock outstanding held by approximately 118 shareholders of record.
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         3. Defendant Peter J. Canzone is Chairman of the Board, Chief Executive
Officer, President and a Director of Brylane.

         4. Defendant Serge Weinberg is a Director of Brylane.

         5. Defendant Judith E. Campbell is a Director of Brylane.

         6. Defendant Hartmut Kramer is a Director of Brylane.

         7. Defendant Johannes Loning is a Director of Brylane.

         8. Defendant Antoine Metzger is a Director of Brylane.

         9. Defendant Richard Simonin is a Director of Brylane.

         10. Defendant Peter M. Starrett is a Director of Brylane.

         11. The foregoing individuals (collectively the "Individual Defendants") as officers and/or directors of Brylane owe Brylane's public shareholders fiduciary duties.

         12. Defendant Pinault-Printemps-Redoute SA ("PPR") owns approximately 49.9% of the Company's outstanding common stock and dominates and controls the Brylane Board of Directors, and therefore owes fiduciary duties to Brylane's public shareholders, including the duty to ensure entire fairness in transactions such as the Transaction described below.

                            CLASS ACTION ALLEGATIONS

         13. Plaintiff brings this action on his own behalf and as a class action on behalf of the public shareholders of defendant Brylane (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) or their

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successors in interest, who have been or will be adversely affected by the conduct of defendants alleged herein.

         14. This action is properly maintainable as a class action for the following reasons:

                  (a) The class of shareholders for whose benefit this action is brought is so numerous that joinder of all class members is impracticable. As June 5, 1998, there were over 18 million shares of defendant Brylane's common stock outstanding owned by over 118 shareholders of record scattered throughout the United States.

                  (b) There are questions of law and fact which are common to members of the Class and which predominate over any questions affecting any individual members. The common questions include, inter alia, the following:

             i. Whether one or more of the defendants has engaged in a plan and scheme to enrich themselves at the expense of defendant Brylane's public stockholders;

             ii. Whether the Defendants have breached their fiduciary duties owed by them to plaintiff and members of the Class, and/or have aided and abetted in such breach, by virtue of their participation and/or acquiescence and by their other conduct complained of herein; and

             iii.Whether plaintiff and the other members of the Class will be irreparably damaged by the transactions complained of herein.

         15. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interest as the other



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members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

         16. Plaintiff anticipates that there will not be any difficulty in the management of this litigation.

         17. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this action.

                             SUBSTANTIVE ALLEGATIONS

         18. On December 2, 1998, it was announced that PPR offered to acquire the shares of Brylane that it does not already own in exchange for $20 per share (the "Transaction"). It was also reported that Brylane's three directors which purportedly are not affiliated with PPR comprise a committee to evaluate the Transaction. However, given PPR's domination and control, the committee cannot appropriately fulfill its duty affirmatively to protect the interests of the Brylane public shareholders.

         19. Brylane's stock traded as high as $40 as recently as August, 1998. Brylane's stock price recently collapsed on the announcement of financial results. Thus, the Transaction is unfairly timed to take advantage of the depressed stock price.

         20. The proposed Transaction is wrongful, unfair and harmful to Brylane' public stockholders, the Class members, and represents an attempt by PPR to subvert the interests of the public shareholders, in order to aggrandize its own interests and the interests of its affiliates. Defendants are doing so apparently without adequate independent representation of the public shareholders to ensure that the best interests of the public shareholders are protected and advanced, and that the Transaction is entirely fair. The proposed Transaction


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will deny plaintiff and other Class members their rights to share appropriately in the true value of the Company while usurping the same for the benefit of defendant PPR at an unfair and inadequate price.

         21. These tactics pursued by the defendants are, and will continue to be, wrongful, unfair and harmful to Brylane's public shareholders, and are an attempt by certain defendants to aggrandize their personal positions, interests and finances at the expense of and to the detriment of the Brylane public stockholders. These maneuvers by the defendants will deny members of the Class their right to share appropriately in the true value of Brylane's valuable assets, future earnings and profitable businesses.

         22. In contemplating, planning and/or effecting the foregoing specified acts and in pursuing and structuring the Transaction, defendants are not acting in good faith toward plaintiff and the Class, and have breached, and are breaching, their fiduciary duties to plaintiff and the Class.

         23. Because the Defendants (and those acting in concert with them) dominate and control the business and corporate affairs of Brylane and because they are in possession of private corporate information concerning Brylane's businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between the defendants and the public shareholders of Brylane.

         24. As a result of the actions of the defendants, plaintiff and the Class have been and will be damaged.

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         25. Unless enjoined by this Court, the Defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, all to the irreparable harm of the Class. Plaintiff has no adequate remedy at law.

                  WHEREFORE, plaintiff demands judgment as follows:

                  (a) Declaring that this action may be maintained as a class action;

                  (b) Declaring that the proposed Transaction is unfair, unjust and inequitable to plaintiff and the other members of the Class;

                  (c) Enjoining preliminarily and permanently the defendants from taking any steps to accomplish or implement the proposed Transaction without adequate safeguards for the interests of the class, including truly independent representation to act on behalf of the public shareholders;

                  (d) Requiring defendants to compensate plaintiff and the members of the Class for all losses and damages suffered and to be suffered by them as a result of the acts and transactions complained of herein, together with prejudgment and post-judgment interest;

                  (e) Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys, accountants', and experts' fees; and

                  (f) Granting such other and further relief as may be just and proper.


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Dated:   December 3, 1998         CHIMICLES & TIKELLIS LLP
                                  /s/
                                  ---------------------------------------------
                                  Pamela S. Tikellis
                                  James C. Strum
                                  Robert J. Kriner, Jr.
                                  One Rodney Square
                                  Wilmington, Delaware  19899
                                  (302) 656-2500
OF COUNSEL:

WOLF HALDENSTEIN ADLER FREEMAN HERZ
270 Madison Avenue
New York, New York 10016
(212) 545-4600

Attorneys for Plaintiff


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